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                                                                    EXHIBIT 11.1


                        INTERNATIONAL HOME FOODS, INC.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)



                                          Year Ended      Six Months Ended
                                         December 31,         June 30,
                                            1996               1997
                                         ------------     ----------------
Computation for statement of earnings:
  Net income............................  $       83.0    $       16.9
                                          ============    ============

Computation for weighted average
  common shares outstanding:
  Weighted average common shares
    outstanding.........................   330,000,000     330,000,000
  Incremental common shares applicable
    to common stock options and warrants
    based on the estimated fair value
    of the stock........................            --              --
  Common stock options and warrants
    excluded based on antidilutive
    effect..............................            --              --
  Weighted average common shares........   330,000,000     330,000,000
                                          ============    ============
  Primary and full diluted income per
    common share........................  $       0.25    $       0.05
                                          ============    ============
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